Exhibit 99.1

Microsoft Reports 27% Revenue Growth; Fastest First Quarter Since 1999

Broad-based strength drives operating income and EPS growth each in excess of 25%

REDMOND, Wash. — October 25, 2007 — Microsoft Corp. today announced revenue of $13.76 billion for the quarter ended September 30, 2007, a 27% increase over the same period of the prior year. Operating income, net income and diluted earnings per share for the quarter were $5.92 billion, $4.29 billion and $0.45, respectively.

“This fiscal year is off to an outstanding start with the fastest revenue growth of any first quarter since 1999,” said Chris Liddell, chief financial officer at Microsoft. “Operating income growth of over 30% also reflects our ability to translate revenue into profits while making strategic investments for the future.”

Microsoft’s businesses of Client, Microsoft Business Division, and Server and Tools grew combined revenue in excess of 20%, and experienced robust demand for Windows Vista, the 2007 Microsoft Office system, Windows Server, and SQL Server.

“Customer demand for Windows Vista this quarter continued to build with double-digit growth in multi-year agreements by businesses and with the vast majority of consumers purchasing premium editions,” said Kevin Johnson, president of the Platforms and Services Division at Microsoft.

During the quarter, Microsoft’s two consumer focused divisions passed milestones with the successful close of the company’s largest ever acquisition, aQuantive, and Halo 3 achieving the biggest entertainment launch day in history.

“Backed by an amazing product line-up, our sales force, marketing teams, and partners delivered another excellent quarter,” said Kevin Turner, chief operating officer at Microsoft.

Business Outlook

Microsoft management offers the following guidance for the quarter ending December 31, 2007:

•	Revenue is expected to be in the range of $15.6 billion to $16.1 billion.

•	Operating income is expected to be in the range of $5.9 billion to $6.1 billion.

•	Diluted earnings per share are expected to be in the range of $0.44 to $0.46.

Management offers the following guidance for the full fiscal year ending June 30, 2008:

•	Revenue is expected to be in the range of $58.8 billion to $59.7 billion.

•	Operating income is expected to be in the range of $23.3 billion to $23.7 billion.

•	Diluted earnings per share are expected to be in the range of $1.78 to $1.81.

The foregoing full fiscal year guidance includes approximately $85 million of estimated integration costs and in-process research and development expenses, or a $0.01 impact to diluted earnings per share, due to the acquisition of aQuantive.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on October 25, 2008.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	Microsoft’s consumer hardware products may experience quality or supply problems;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geo-political conditions, natural disaster, cyber-attack or other catastrophic event disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;

•	sales channel disruption such as the bankruptcy of a major distributor; and

•	implementation of operating cost structures that align with revenue growth.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of October 25, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, are available at http://www.microsoft.com/msft.